EXHIBIT 12

         DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                Nine Months
                                Ended
                                July 31
                                2000        1999
                               (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting     $  682,374  $431,911
 Dividends received from less-
  than-fifty percent owned
  affiliates                         3,065     5,734
 Fixed charges excluding
  capitalized interest             500,366   425,163
Total earnings                  $1,185,805  $862,808


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest          $  489,093  $416,963
 Portion of rental charges
  deemed to be interest             11,510     9,338
Total fixed charges               $500,603  $426,301

Ratio of earnings to
 fixed charges*                       2.37      2.02

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than-fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.



                                                    EXHIBIT 12

        DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Year Ended
                              October 31
                              1999        1998        1997
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting   $365,135  $1,560,032  $1,507,070
 Dividends received from less-
  than-fifty percent owned
  affiliates                     5,734       5,555       3,591
 Fixed charges excluding
  capitalized interest         571,949     531,817     433,673
Total earnings                $942,818  $2,097,404  $1,944,334


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest        $557,740  $  521,418  $  422,588
 Portion of rental charges
  deemed to be interest         15,347      12,451      11,497
Total fixed charges           $573,087  $  533,869  $  434,085

Ratio of earnings to
 fixed charges*                   1.65        3.93        4.48



                                                    EXHIBIT 12

        DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Year Ended
                              October 31
                              1996        1995
                              (In thousands of dollars)
Earnings:
 Income of consolidated group
  before income taxes
  and changes in accounting   $1,286,634  $1,092,751
 Dividends received from less-
  than-fifty percent owned
  affiliates                       7,937       2,023
 Fixed charges excluding
  capitalized interest           410,764     399,056
Total earnings                $1,705,335  $1,493,830


Fixed charges:
 Interest expense of con-
  solidated group including
  capitalized interest        $  402,168  $  392,408
 Portion of rental charges
  deemed to be interest            8,596       6,661
Total fixed charges           $  410,764  $  399,069

Ratio of earnings to
 fixed charges*                     4.15        3.74